UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

[_] Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Response)
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1. Name and Address of Reporting Person

         Michael Trotta
         7520 Avenue V
         Brooklyn, New York  11234

2. Date of Event Requiring Statement (Month/Day/Year)

         June 6, 2001

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

         Silver Star Foods, Inc.  (SSTF)

5. Relationship of Reporting Person to Issuer (Check all applicable)
   (X) Director           (X) 10% Owner           (X) Officer (give title below)
   ( ) Other (Specify below)

        President, CEO, CFO and Secretary

6. If Amendment, Date of Original (Month/Day/Year)

         Not Applicable

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   (   ) Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
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1.                         2.                        3.                         4.
Title of Security          Transaction Date          Transaction Code           Securities Acquired (A)
(Instr. 3)                 (Month/day/year)          (Instr. 8)                 or Disposed of (D)
                                                     ---------------------      (Instr. 3,4, and 5)
                                                     Code            V          ------------------------------------
                                                                                                 (A)
                                                                                Amount            or          Price
                                                                                                 (D)
-------------------------------------------------------------------------------------------------------------------
Common Stock               6/06/01                   G                         1,500,000          D           $-0-

5.                                  6.                        7.
Amount of Securities                Ownership Form:           Nature of Indirect
Beneficially Owned                  Direct (D) or             Beneficial Ownership
At End of Month                     Indirect (I)              (Instr. 4)
Instr. 3 and 4                      (Instr. 4)
----------------------------------------------------------------------------------
4,900,000                           D                         N/A

=====================================================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v).
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
=====================================================================

1.                2.                        3.                4.                5.
Title of                   Conversion                Transaction       Transaction      Number of Derivative
Derivative        or Exercise               Date (Month/      Code              Securities Acquired (A)
Security          Price of                  Day/Year)         (Instr. 8)        or Disposed of (D)
(Instr. 3)        Derivative                                  --------------    (Instr. 3, 4, and 5)
                  Security                                    Code      V       ----------------------------
                                                                                     (A)         (D)
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None

6.                                          7.                                  8.
Date Exercisable                            Title and Amount                    Price of Derivative
and Expiration Date                         of Underlying                       Security (Instr. 5)
(Month/Day/Year)                            Securities
-------------------------------             (Instr. 3 and 4)
Date              Expiration                -------------------------------
Exercisable       Date                      Title             Amount
                                                              Or Number
                                                              Of shares

-------------------------------------------------------------------------------------------------------------------
None

=====================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities) Cont.
=====================================================================

9.                                  10.                                11.
Number of Securities                Ownership Form                     Nature of Indirect
Beneficially Owned                  of Derivative Security:            Beneficial Ownership
at End of Month                     Direct (D) or Indirect (I)         (Instr. 4)
(Instr. 4)                          (Instr. 4)
-------------------------------------------------------------------------------------------
None

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Explanation of Responses:

None

=====================================================================

SIGNATURE OF REPORTING PERSON


By:  /s/ Michael Trotta
---------------------------------
Date: October 31, 2001


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.